UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):   July 19, 2012

CLEANTECH SOLUTIONS INTERNATIONAL, INC.
(Exact name of registrant as specified in Charter)

Delaware	001-34591	74-2235008
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

No. 9 Yanyu Middle Road
Qianzhou Village, Huishan District, Wuxi City
Jiangsu Province, People’s Republic of China

 (Address of Principal Executive Offices)

(86) 51083397559

 (Registrant’s Telephone number)

Copies to:
Asher S. Levitsky PC
Ellenoff Grossman & Schole LLP
150 East 42nd Street
New York, New York 10017
Phone: (212) 370-1300
Fax: (646) 895-7182
E-mail: alevitsky@egsllp.com

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07     Submission of Matters to a Vote of Security Holders.

On July 19, 2012, Inc. the Company held its adjourned 2012 annual meeting of stockholders. The matters voted upon were the election of directors and the approval of the change in the Company’s state of incorporation from Delaware to Nevada.

Each of the nominees for director recommended by the nominating committee and approved by the board of directors was elected.  The results of the voting for the members of the board of directors were as follows:

Name	Votes For	Votes Withheld
Jianhua Wu	1,273,543	125,599
Fu Ren Chen	1,273,439	125,703
Xi Lui	1,203,124	196,018
Bao Wen Wang	1,273,439	125,703
Tianziang Zhou	1,273,354	125,788

The annual meeting was further adjourned until July 20, 2012 to consider the proposal to change the Company’s state of incorporation from Delaware to Nevada.  At the adjourned meeting the proposal to change the Company’s state of incorporation was approved.  The proposal received 1,338,933 votes in favor, 104,622 votes against and 6,287 abstentions.

Item 8.01     Other Events.

On July 23, 2012, the Company issued a press release announcing the election of directors and the approval of the proposal to change the state of incorporation. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01     Financial Statements and Exhibits.

(d)           Exhibits.

99.1         Press release issued July 23, 2012.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 23, 2012

By:	/s/ Jianhua Wu
Jianhua Wu
Chief Executive Officer

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